Exhibit 10.12

I.	Summary of Lease Agreement dated October 2, 2013, as supplemented on October 2, 2013, and February 10, 2014

1.	Parties: S.M.L. Solomon Industrial Buildings Ltd. and Infrastructure Mgmt. & Dev. Est. by C.P.M. Ltd. (“Lessor”) and Silenseed Ltd. ("Company").

2.	Signing Date: October 2, 2013, and February 10, 2014.

3.
Lease Period: February 2, 2014, until February 1, 2018 (the “Lease Period”). In addition, the Company has an option to extend the lease by a five (5) year period, subject to the terms set in section 7.2 to the lease agreement (the “Option Period”).

4.
The Premises: A certain area (approximately 271 square meters) on the south wing of the third floor of the building (known as "Artium 1") located in the Modiin Technology Park, Modiin, Israel, and two parking spaces.

5.	Lease Fees: Lease fees are monthly, payable in the following amounts (linked to the Israeli Consumer Price Index as of August 2013):

5.1.	During the Lease Period, NIS 45 per one square meter (plus applicable taxes).

5.2.	During the Lease Period, NIS 200 per month for each parking space (plus applicable taxes).
5.3.	During the Option Period, NIS 47.25 per one square meter (plus applicable taxes).

5.4	During both the Lease Period and Option Period, NIS 35 per one square meter (plus applicable taxes) for an additional storage space of approximately 4 square meters.

6.
Guarantees: In order to secure its undertakings under this agreement, the Company shall provide the Lessor with a bank guarantee in an amount equal to 3 months' of lease payments (+ VAT) and a promissory note in an amount equal to 6 months lease payments (+ VAT).

7.	General: As of the date of signing, the building (known as "Artium 1") is not ready for occupancy.